                                                                     EXHIBIT 5.1

                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]


                                  July 23, 1999

CKE Restaurants, Inc.
401 W. Carl Karcher Way
Anaheim, California 92801

         RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement"), being filed by CKE Restaurants, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 for resale of an aggregate of up to 54,501 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock"). The Shares may be sold from time to time for the account of the Selling Stockholders named in the Registration Statement.

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         On the basis of the foregoing, and assuming that the full consideration for each of the Shares has been received by the Company, it is our opinion that the Shares covered by the Registration Statement have duly authorized and validly issued and are fully paid and nonassessable shares of Common Stock.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                        Very truly yours,

                                        /s/ STRADLING YOCCA CARLSON & RAUTH